EXHIBIT 10.5

May 1, 2026

William Michael Wood
***

Re:     Cash Retention Bonus Agreement

Dear Mike:

In recognition of your promotion to the role of Senior Vice President-Operations, of ProPetro Holding Corp. (“Parent”), we are pleased to inform you that, subject to the terms and conditions of this letter agreement (this “Agreement”), you are eligible to receive a cash retention bonus equal to $1,000,000 (the “Retention Bonus”). ProPetro Services, Inc. (the “Company”) will pay the Retention Bonus to you within fifteen (15) days following May 1, 2029, provided that you remain employed by the Company and in good standing through May 1, 2029.
You and the Company acknowledge that you are a participant in the ProPetro Services, Inc. Second Amended and Restated Executive Severance Plan (the “Severance Plan”). You and the Company agree that if the Company experiences a Change in Control (within the meaning of the Severance Plan) prior to the payment of the Retention Bonus, and you are eligible for the payment of the Severance Amount (within the meaning of the Severance Plan) pursuant to the terms and conditions of the Severance Plan, including your compliance with the Release Requirement, then the Retention Bonus will be paid to you on the earlier of (a) the date provided in the first paragraph above or (b) concurrent with the payment of the Severance Amount.
All payments under this Agreement will be subject to the withholding of any taxes or other amounts required to be withheld or deducted under applicable federal, state, local, or international law. The Retention Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Company shall interpret this Agreement consistently with such intent. Notwithstanding the foregoing, the Company makes no representations or guarantees about such tax treatment and shall have no liability to you in respect of any taxes, costs, or fees due in respect of such payments, whether under Section 409A of the Code or otherwise.
Nothing in this Agreement is intended to suggest any guaranteed period of continued employment and your employment will continue to be at-will and to be terminable by you or the Company at any time. The Retention Bonus will be in addition to (and will not be in lieu of) any other compensation amounts you may otherwise be entitled to receive from the Company. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws. The Company retains the authority to interpret this Agreement in its sole discretion.
Please execute this Agreement in the space provided below and send a fully executed copy to Brian Whittingham and Jody Mitchell no later than April 27, 2026.

EXHIBIT 10.5

    Sincerely,

PROPETRO SERVICES, INC.

By:	/s/ Samuel D. Sledge
Name:	Samuel D. Sledge
Title:	Chief Executive Officer

AGREED AND ACCEPTED
this 20th day of April, 2026 by:

/s/ William Michael Wood
William Michael Wood

[Signature Page to Retention Bonus Agreement]